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                                  Exhibit 4.2.2

                                 AMENDMENT NO. 2
                                       TO
                          DIRECTORS' STOCK OPTION PLAN


     The Board of Directors of In Focus Systems, Inc. (the "Company") approved the following amendments to the In Focus Systems, Inc. Directors' Stock Option Plan (the "Plan") on December 5, 1995, as amended on January 23, 1996, and directed that such amendments be submitted to the shareholders of the Company for approval at the 1996 Annual Meeting of Shareholders on April 17, 1996. This amendment was approved by the shareholders of the Company at the 1996 Annual Meeting of Shareholders on April 17, 1996.


          1. The second sentence of Section 4 of the Plan is amended to read as follows:

          "The aggregate number of shares of Common Stock reserved for issuance upon exercise of Options granted under the Plan shall be TWO HUNDRED THOUSAND (200,000) shares, and Options may be granted under this Plan only with respect to the shares so reserved."

          2. Section 5 of the Plan is amended in its entirety to read as follows:

          "5.  GRANT OF OPTIONS.

               A. AUTOMATIC GRANT OF OPTIONS ON INITIALLY BECOMING AN ELIGIBLE DIRECTOR. Subject to Paragraph 4 and Paragraph 19 herein, each Eligible Director shall automatically be granted an Option on the date he or she initially becomes an Eligible Director (the "Grant Date") to purchase 10,000 shares of Common Stock of the Company. The per share exercise price of each such Option shall be the "fair market value" of a share of Common Stock of the Company on the Grant Date, which shall, for purposes of each Option granted under this paragraph 5A, mean the date on which the individual initially becomes an Eligible Director.

               B. AUTOMATIC GRANT OF OPTIONS ON EACH ANNIVERSARY OF BECOMING AN ELIGIBLE DIRECTOR. Subject to Paragraph 4 and Paragraph 19 herein, each Eligible Director shall automatically be granted an Option on each anniversary of the date he or she initially became an Eligible Director (the "Grant Date") to purchase 5,000 shares of Common Stock of the Company. The per share exercise price of each such Option shall be the "fair market value" of a share of Common Stock of the Company on the Grant Date, which shall, for purposes of each Option granted under this paragraph 5B, mean each respective anniversary of the date the individual initially became an Eligible Director. As to any individual who was an Eligible Director at the time this Plan was initially adopted on August 21, 1992, such anniversary date shall be August 21, 1992.

               C. AUTOMATIC GRANT OF OPTIONS AS OF END OF EACH CALENDAR QUARTER. Subject to Paragraph 4 and Paragraph 19 herein, each Eligible Director shall automatically be granted an Option on the last day of each calendar quarter (the "Grant Date"), commencing in calendar year 1996, to purchase the number of shares of Common Stock of the Company calculated in accordance with the following formula:

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               (a)  Subject to adjustment under Paragraphs 5C(b) and
          (c) below, the number of shares of Common Stock of the Company issuable upon the exercise of each quarterly Option shall be determined by (i) taking fifteen percent (15%) of the "fair market value" of a share of Common Stock of the Company as of the first business day of the calendar year, and (ii) dividing such number into the sum of $3,000 for each of the first, second and third calendar quarters of the year and $4,000 for the fourth calendar quarter.

               (b) The $3,000 figure used in Paragraph 5C(a) above for purposes of calculating the number of shares covered by each quarterly Option in the first, second and third quarters, shall be reduced by $1,000 in each quarter that the Eligible Director fails to attend at least one Board meeting.

               (c) The $4,000 figure used in Paragraph 5C(a) above for purposes of calculating the number of shares covered by the quarterly Option in the fourth quarter, shall be reduced by $1,000 for each meeting that the Eligible Director fails to attend during the fourth quarter, up to a maximum reduction of $2,000.

               (d) The $3,000 and $4,000 figures used in Paragraphs 5C(a), (b) and (c) above shall be increased by five percent (5%) on the first day of January each year, commencing
          January 1, 1997.

               The per share exercise price of each Option granted under this Paragraph 5C shall be 85% of the "fair market value" of a share of the Common Stock of the Company on the Grant Date, which shall, for purposes of each Option granted under this Paragraph 5C, mean the last day of each respective calendar quarter.

               D. ALL GRANTS OF OPTIONS AUTOMATIC. All grants of options under this Plan shall occur automatically without further action of the Administrative Committee.

               E. DEFINITION OF FAIR MARKET VALUE. If on the Grant Date, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the Grant Date and shall mean (i) the average (on the Grant Date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on the Grant
          Date) of the Common Stock on the NASDAQ National Market System, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average bid prices) last quoted (on the Grant Date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market System. If on the Grant Date, the Company's Common Stock is not publicly traded, "fair market value" shall be deemed to be the fair market value of the Common Stock as of the Grant Date as determined by the Administrative Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

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          3.  Section 8 of the Plan is amended in its entirety to read as follows:

          "8.  EXERCISE OF OPTION.

          Subject to the provisions of Paragraphs 9 through 12 herein, each Option granted under the Plan from and after December 5, 1995 shall be exercisable as follows:

               A. VESTING. Each Option granted under the Plan from and after December 5, 1995 shall become fully vested and exercisable six months after the Grant Date.

               B. PARTIAL EXERCISE. Each Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

               C. MEANS OF EXERCISING STOCK OPTIONS. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor in United States dollars in cash. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by his Option until the date of issuance of a stock certificate for such shares. Except as expressly provided below in Paragraph 12 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.